                                                                     Exhibit 99


FindWhat.com                                       News Release
--------------------------------------------------------------------------------

Public Relations Contact:                          Company Contact:
Karen Yagnesak                                     Phillip R. Thune, COO / CFO
FindWhat.com                                       FindWhat.com
239-561-7229                                       212-255-1500
kareny@findwhat.com                                pthune@findwhat.com
-------------------

               FINDWHAT.COM ANNOUNCES RECORD FIRST QUARTER RESULTS
         - REPORTS Q1 2002 EPS OF $0.10; TRAILING 12 MONTH EPS OF $0.23;
                      SIGNIFICANTLY RAISES 2002 GUIDANCE -

NEW YORK - APRIL 23, 2002 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reported record financial results for the three months ended March 31, 2002. Highlights include:

o FindWhat.com generated approximately $2 million of net income in Q1 2002, with diluted earnings per share of $0.10, a 23% increase over Q4 2001 EPS of $0.08, and $0.04 ahead of projections.

o As of 3/31/02, twelve month trailing diluted earnings per share increased to approximately $0.23, compared to a twelve month trailing diluted loss per share of $(0.02) as of 12/31/01.

o Revenue for Q1 2002 increased 9% over Q4 2001, and was more than $700,000 ahead of projections.

o Revenue and earnings per share guidance have been increased significantly for 2002, including an increase in full year 2002 diluted EPS guidance from $0.29 to $0.44.

o The FindWhat.com search engine generated 50.8 million paid click-throughs in Q1 2002, an increase of 10% from 46.2 million in Q4 2001, and 122% greater than the 22.9 million paid click-throughs generated in Q1 2001.

o Average revenue per paid click-through on the FindWhat.com search engine was $0.17 in Q1 2002, steady with Q4 2001, and an increase of 75% from $0.10 in Q1 2001.

o The number of active advertiser accounts on the FindWhat.com search engine during Q1 2002 was 16,500, an increase of 8% over the 15,300 accounts that were active in Q4 2001, and 119% more than the 7,500 active advertiser accounts in Q1 2001.

o FindWhat.com had approximately $8 million in cash and marketable securities at March 31, 2002 and less than $5,000 of long-term debt.

FindWhat.com reported record revenue in Q1 2002 of $8,711,897, a 9% increase over Q4 2001 revenue of $7,958,931. In Q1 2001, FindWhat.com had revenue of $2,563,332.

FindWhat.com reported record net income in Q1 2002 of $1,974,699, or $0.10 per diluted share, an increase of 23% over Q4 2001 net income of $1,600,077, or $0.08 per diluted share. In Q1 2001, FindWhat.com reported a net loss of $2,732,004, or $(0.18) per share, which included a one-time loss on the sale of an advertising contract of $996,382, or ($0.07) per share.

FindWhat.com ended Q1 2002 with cash and short-term investments of $7,938,963, a 22% increase over its cash balances at December 31, 2001 of $6,498,058.

Craig Pisaris-Henderson, President and CEO of FindWhat.com, commented, "We delivered over 50 million prospects to our advertisers' Web sites in the first quarter. That is an impressive achievement on a number of levels - technical, operational, managerial - and is a testament to the effectiveness of our advertising platform, the hard work of our employees, and the faith of thousands and thousands of advertisers. Q1 2002 also marked our fourth consecutive quarter of positive GAAP earnings. We've been able to increase EPS sequentially in each of these quarters and now have trailing earnings of approximately $0.23 per diluted share. Our challenge continues to be generating awareness about our products and achievements, both in our marketplace and on Wall Street, and we intend to step up our marketing efforts in both areas throughout the year."

PROJECTED RESULTS AND MANAGEMENT COMMENTS

FindWhat.com is raising its current projection for full year 2002 revenue to $39 million, replacing its previously announced projection of $36 million. This revised projection represents an increase of 91% over full year 2001 reported revenue of $20.4 million.

FindWhat.com also is raising its current projection for full year 2002 diluted earnings per share, or EPS, to $0.44, up from the previously announced projection of $0.29. This projection assumes no income tax expense or benefit, and approximately 20 million diluted shares outstanding. All projected figures are calculated in conformity with Generally Accepted Accounting Principles
(GAAP).

FindWhat.com's 2002 actual and projected revenue and EPS by quarter is as follows:

REVENUE

Q1 2002 actual: $8.7 million
Q2 2002 estimated: $9.5 million
Q3 2002 estimated: $10.0 million
Q4 2002 estimated: $10.8 million
2002 estimated: $39.0 million

DILUTED EARNINGS PER SHARE

Q1 2002 actual: $0.10
Q2 2002 estimated: $0.11
Q3 2002 estimated: $0.11
Q4 2002 estimated: $0.12
2002 estimated: $0.44

Phillip Thune, Chief Operating Officer and Chief Financial Officer, said, "From Q4 2001 to Q1 2002, we grew revenue 9% and operating income more than 20%. We are encouraged by that performance given the typical seasonal slow-down in advertising from Q4 to Q1, and the fact that we did not receive any traffic from Excite.com in Q1 2002 - Excite accounted for 7.5% of our revenue in Q4 2001. We continue to prove that there are millions of Internet searches performed every day at sites outside the top tier portals and search engines, and that our advertisers continue to benefit from the click-throughs by users of these more targeted, smaller sites. We feel there is continued opportunity to grow our distribution network outside the top tier sites, and our projected growth throughout the year is a based both on significantly more paid click-throughs, and a slight rise in our average revenue per paid click-through."

"In Q1 2002, our personnel, depreciation, and legal expenses incurred did not increase as rapidly as we had anticipated. However, we believe we will experience the anticipated increases in the second quarter and throughout the remainder of 2002," continued Thune. "These expenses are necessary as we reinforce our team and our infrastructure for future growth, and as we continue to challenge U.S. Patent No. 6,269,361, a patent issued to GoTo.com (now Overture Services, Inc.) in July 2001. We formally challenged the validity, enforceability and infringement of the patent in a declaratory judgment action in the District Court for the Southern District of New York in January 2002. As expected, Overture subsequently commenced litigation against us in the District Court for the Central District of California, in Los Angeles, alleging that we are infringing their patent. As we have stated previously, we believe that Overture's patent was improperly obtained and should be found invalid and unenforceable. Currently, the courts are determining whether the cases will be heard in New York or Los Angeles. We continue to project about $1 million per year in litigation expense until the cases are resolved."

SERVICES / KEY METRICS

The FindWhat.com search engine is a performance-based, or "pay-per-click," advertising vehicle, because its advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. Forrester Research projects that by 2003, 83% of digital marketing campaigns will include a performance-based component.

FindWhat.com's search engine revenue can be derived by multiplying the number of paid click-throughs by the average revenue per paid click-through. Advertisers bid for position among FindWhat.com's search results for the key words that are most relevant to their Web sites. The advertiser that bids the most for a particular key word is listed first, with all other Web sites listed in descending order of their bids. Advertisers only pay FindWhat.com if an Internet user searches for one of their key words and then clicks on their listing, producing a paid click-through. Through FindWhat.com's Listing Management Center, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com. FindWhat.com's editors review every bid to ensure that the key word is appropriate for that advertiser's Web site. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's advertisers.

FindWhat.com distributes its listings to third-party search engines and other high-traffic Web sites, including CNET's Search.com, and, through its relationship with InfoSpace, NBCi, MetaCrawler, Dogpile, and Go2Net, along with many others. FindWhat.com shares its revenue from paid click-throughs with these sites. As a result, FindWhat.com serves as a source of revenue and relevant search result listings for these entities, while providing its advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com search engine are paid click-throughs, average revenue per click-through, and active advertiser accounts. FindWhat.com reports the number of active advertiser accounts for a given quarter, although there are thousands of accounts that are inactive each quarter, which, due to seasonality or other factors, may become active again in the future. The following table lists key metrics for each of the nine full quarters of operations for the FindWhat.com search engine.

                                   KEY METRICS

                        Paid
                    Click-throughs      Avg. Revenue per      Active Advertiser
Quarter             (in millions)        Click-through            Accounts

Q1 2002                 50.8                 $0.17                 16,500

Q4 2001                 46.2                 $0.17                 15,300

Q3 2001                 36.0                 $0.15                 12,400

Q2 2001                 33.3                 $0.13                 10,200

Q1 2001                 22.9                 $0.10                  7,500

Q4 2000                 13.2                 $0.11                  6,800

Q3 2000                  5.6                 $0.11                  5,300

Q2 2000                  3.8                 $0.07                  3,300

Q1 2000                  1.2                 $0.06                  1,500

FindWhat.com also offers the BeFirst.com search engine optimization service, which helps our clients improve their position among over 300 third-party search engines. As with our search engine, our clients only pay for every click-through or subscription that results from our efforts.

MANAGEMENT INTERVIEW

President/CEO Craig Pisaris-Henderson and COO/CFO Phillip Thune will participate in a conference call to discuss the results and the outlook for the company. The call will take place on April 23 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.on24.com/clients/default/audioevent.html?eventid=377

A replay of the conference call will be available at the same URL for 30 days after the call.

ABOUT FINDWHAT.COM

Through its performance-based, pay-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include CNET's Search.com and, through our relationship with InfoSpace, NBCi, MetaCrawler, Dogpile, and Go2Net. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

                                  FINDWHAT.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                      For the three months ended
                                                              March 31,
                                                  ----------------------------------
                                                      2002                  2001
                                                  ------------          ------------

Revenues                                          $  8,711,897          $  2,563,332
Cost of revenues                                       703,852               506,230
                                                  ------------          ------------

         Gross profit                                8,008,045             2,057,102
                                                  ------------          ------------

Operating expenses
    Sales and marketing                              4,802,844             3,002,276
    General and administrative                       1,174,830               745,305
    Product development                                 85,994                48,427
    Loss on sale of advertising contract                  --                 996,382
                                                  ------------          ------------

    Total operating expenses                         6,063,668             4,792,390
                                                  ------------          ------------

    Income (loss) from operations                    1,944,377            (2,735,288)

    Interest income, net                                30,322                 3,284
                                                  ------------          ------------

         NET INCOME (LOSS)                        $  1,974,699          $ (2,732,004)
                                                  ============          ============

Income (loss) per share
            Basic                                 $       0.12          $      (0.18)
                                                  ============          ============
            Diluted                               $       0.10          $      (0.18)
                                                  ============          ============

Weighted-average number of common
    shares outstanding
            Basic                                   16,841,762            15,264,751
                                                  ------------          ============
            Diluted                                 18,880,761            15,264,751
                                                  ------------          ============


                                  FINDWHAT.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                MARCH 31,            December 31,
                                                                                  2002                   2001
                                                                                  ----                   ----
                                   ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                 $  6,931,322           $  5,497,734
    Short-term investments                                                       1,007,641              1,000,324
    Accounts receivable, less allowance for doubtful accounts of
       $140,167 and $50,605 at March 31, 2002 and December 31, 2001,
       respectively                                                              1,261,507                787,618
    Prepaid expenses and other current assets                                      119,249                123,813
                                                                              ------------           ------------

         Total current assets                                                    9,319,719              7,409,489

EQUIPMENT AND FURNITURE - NET                                                    1,402,132                863,669

OTHER ASSETS                                                                       133,207                 51,415
                                                                              ------------           ------------

         Total assets                                                         $ 10,855,058           $  8,324,573
                                                                              ============           ============


                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                     $  2,972,926           $  2,720,657
    Current portion of capital lease obligations                                     6,516                  9,443
    Deferred revenue                                                               373,355                507,447
                                                                              ------------           ------------

         Total current liabilities                                               3,352,797              3,237,547

Capital lease obligationS, less current portion                                      3,148                  5,578
                                                                              ------------           ------------

         Total liabilities                                                       3,355,945              3,243,125
                                                                              ------------           ------------

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized,
       500,000 shares; none issued and outstanding
    Common stock, $.001 par value; authorized, 50,000,000
      shares; 16,985,688 and 16,651,677, respectively issued; and
      16,978,688 and 16,644,677, respectively outstanding                           16,986                 16,652
    Additional paid-in capital                                                  16,599,196             16,171,876
    Deferred service costs                                                            --                  (15,312)
    Treasury stock; 7,000 shares, at cost                                          (82,035)               (82,035)
    Accumulated deficit                                                         (9,035,034)           (11,009,733)
                                                                              ------------           ------------

         Total stockholders' equity                                              7,499,113              5,081,448
                                                                              ------------           ------------

         Total liabilities and stockholders' equity                           $ 10,855,058           $  8,324,573
                                                                              ============           ============

